FIRST AMENDMENT

TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of January, 2009 and dated July 15, 2009 amends that certain Subadvisory Agreement effective April 1, 2007 (the “Agreement”), among Virtus Institutional Trust (f/k/a Phoenix Institutional Mutual Funds) (the “Fund”), a Delaware statutory trust on behalf of its series (the “Series”), Virtus Investment Advisers, Inc. (f/k/a Phoenix Investment Counsel, Inc.), a Massachusetts corporation (the “Adviser”) and Goodwin Capital Advisers, Inc., a New York corporation (the “Subadviser”) as follows:

1.	Schedules C and F to the Agreement are hereby deleted and the Schedules C and F attached hereto are substituted in their place.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement.

3.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

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IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.

VIRTUS INSTITUTIONAL TRUST

By:	/s/ George R. Aylward

Name:	George R. Aylward
Title:	President

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman

Name:	Francis G. Waltman
Title:	Senior Vice President

ACCEPTED:

GOODWIN CAPITAL ADVISERS, INC.

By:	/s/ John H. Beers

Name:	John H. Beers
Title:	Vice President and Secretary

SCHEDULE C

SUBADVISORY FEE

(a) For services provided to the Fund, the Adviser will pay to the Subadviser, a fee, payable in arrears, at the annual rates stated below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

(b) The fee to be paid to the Subadviser for Virtus Institutional Bond Fund is to be 48.25% of the gross management fee as calculated based on the average daily net assets.

SCHEDULE F

DESIGNATED SERIES

Virtus Institutional Bond Fund*

*	Solely with respect to the municipal securities sector of Virtus Institutional Bond Fund, while the Subadviser shall be responsible for final allocation decisions, the Adviser shall perform certain services as agreed between the Adviser and Subadviser from time to time, including recommending purchases and sales of municipal securities within the allocation assigned by the Subadviser and placing approved trades.